As filed with the Securities and Exchange Commission on December 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Melco Resorts & Entertainment Limited

(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

+852-2598-3600

(Address of Principal Executive Offices, Zip Code)

Melco Resorts & Entertainment Limited, 2021 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul W. Boltz, Jr., Esq.

Gibson, Dunn & Crutcher

32/F Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

+852-2214-3723

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, $0.01 par value per share(2)(3)	145,654,794	$3.13	$455,899,505.22	$42,261.89

(1)

The maximum aggregate number of ordinary shares that may be issued pursuant to all awards (including incentive share options) under the 2021 Share Incentive Plan (the “Plan”) is 145,654,794 ordinary shares. The limit may be increased from time to time, but by no more than 10% of the ordinary shares then in issue as at the date of the shareholders’ meeting of the Registrant’s parent company to approve such increase. In accordance with the relevant listing rules of the Hong Kong Stock Exchange (which are applicable to the Registrant’s parent company), the ordinary shares which may be issued upon exercise of all outstanding awards granted and yet to be exercised under the Plan shall not exceed 30% of the ordinary shares in issue from time to time. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum aggregate offering price is calculated as the product of 145,654,794 ordinary shares issuable under the 2021 Plan multiplied by the average of the high and low prices for the Registrant’s ADSs, as quoted on the NASDAQ Global Select Market on December 3, 2021, or US$9.39, divided by three, the then current ordinary share-to-ADS ratio.

(3)

The ordinary shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents three ordinary shares. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-139159).

(4)

Any ordinary shares covered by an award granted under the Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the Plan. Ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the 2021 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Registrant’s latest Annual Report on Form 20-F filed with the Commission on March 31, 2021 for the fiscal year ended December 31, 2020; and

(b)

The description of the Registrant’s ordinary shares contained in its registration statement on Form 8-A filed with the Commission under the Exchange Act on December 4, 2006, including any amendment or report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for, amongst other things, losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-139088), we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 9, 2021.

MELCO RESORTS & ENTERTAINMENT LIMITED

By:	/s/ Lawrence Yau Lung Ho
Name:	Lawrence Yau Lung Ho
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence (Yau Lung) Ho, Chairman and Chief Executive Officer, Geoffrey Stuart Davis, Chief Financial Officer, and Stephanie Cheung, Chief Legal Officer and Company Secretary, as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of December 9, 2021.

Signature	Title

/s/ Lawrence Yau Lung Ho Lawrence Yau Lung Ho	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Clarence Yuk Man Chung Clarence Yuk Man Chung	Director

/s/ Evan Andrew Winkler Evan Andrew Winkler	President and Director

/s/ Alec Yiu Wa Tsui Alec Yiu Wa Tsui	Independent Non-Executive Director

/s/ Thomas Jefferson Wu Thomas Jefferson Wu	Independent Non-Executive Director

/s/ John William Crawford John William Crawford	Independent Non-Executive Director

/s/ Francesca Galante Francesca Galante	Independent Non-Executive Director

/s/ Geoffrey Stuart Davis Geoffrey Stuart Davis	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Amy L. Kuzdowicz Amy L. Kuzdowicz	Senior Vice President and Chief Accounting Officer (principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant. has signed this registration statement or amendment thereto in New York on December 9, 2021.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association adopted on March 29, 2017 (incorporated by reference to Exhibit 1.1 of the annual report on Form 20-F for the fiscal year ended December 31, 2016 (File No. 001-33178), filed with the Securities and Exchange Commission on April 11, 2017).

4.2	Form of Registrant’s American Depositary Receipt (included in Exhibit 4.4).

4.3	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 of the registration statement on Form F-1 registration statement (File No. 333-139088), as amended, initially filed with the Securities and Exchange Commission on December 1, 2006).

4.4	Form of Deposit Agreement among the Company, the depositary and the holders and beneficial owners of the American depositary shares issued thereunder (incorporated by reference to Exhibit (a) from Amendment No. 1 to the registration statement on Form F-6 (File No. 333-139159) filed with the Securities and Exchange Commission on November 29, 2011).

4.5*	The Registrant’s 2021 Share Incentive Plan.

5.1*	Opinion of Walkers.

23.1*	Consent of Walkers (included in opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included as part of the signature page of this Registration Statement).

*	Filed herewith.